EXHIBIT 2.2

UNITED STATES BANKRUPTCY COURT
FOR THE EASTERN DISTRICT OF VIRGINIA
ALEXANDRIA DIVISION

)
)
) Case No. 05-12801
) Jointly Administered
IN RE:	) Chapter 11
XYBERNAUT CORPORATION, et al.,	) Hon. Robert G. Mayer
—)
Debtors	)
_________________________________________

ORDER CONFIRMING DEBTORS’ AMENDED JOINT PLAN OF

REORGANIZATION DATED OCTOBER 11, 2006

Upon the Debtors’ Amended Joint Plan of Reorganization dated October 11, 2006, as amended and/or modified at or in connection with the hearing on confirmation thereof (the “Confirmation Hearing”), and by this Order (the “Plan”), a copy of which is attached hereto as Exhibit A, and upon the related disclosure statement (the “Disclosure Statement”); and (a) upon the record of the hearing held before this Court on October 10, 2006 where this Court approved the Disclosure Statement; (b) upon that certain Order (I) Approving the Debtors’ Amended Disclosure Statement; (II) Establishing a Record Date; (III) Establishing Notice and Objection Procedures for Confirmation of the Plan; (IV) Approving Solicitation Packages and Procedures for Distribution; (V) Approving Forms of Ballots and Establishing Procedures for Voting on the Plan; and (VI) Approving Bidding Procedures for Alternative Funding Proposals under the Plan (the “Disclosure Statement Order”) signed by the Court on October 12, 2006; (c) upon the declaration of Ronald Howard of Donlin Recano & Company (“DRC”), the Debtors’ solicitation agent, sworn to on November 22, 2006 (the “Ballot Certification”) and filed with the Court on November 27, 2006; (d) it appearing from the affidavits of mailing filed with this Court and the Ballot Certification that copies of the Plan and Disclosure Statement, notice of the Confirmation Hearing (as defined below), the Disclosure Statement Order, ballots for acceptances or rejections of the Plan, and notices of non-voting status were transmitted to the holders of Claims against and Equity Interests in the Debtors and other parties in interest as required by the Disclosure Statement Order and subsequent orders of this Court, and such transmissions at such time being due and adequate notice under the circumstances; (e) the Disclosure Statement Order having fixed November 21, 2006 as the deadline for filing of objections to confirmation of the Plan; (f) upon the Plan Supplement, filed with this Court by the Debtors on November 20, 2006 (as may be amended, the “Plan Supplement”); (g) upon all objections to the Plan filed or interposed at the Confirmation Hearing (the “Objections”); (h) the hearing to consider the confirmation of the Plan having been held on November 28, 2006 (the “Confirmation Hearing”); (i) upon the evidence submitted and accepted into the record at the Confirmation Hearing; and (j) upon the full and complete record of the Confirmation Hearing and all matters and proceedings heretofore part of the record of these cases; and (k) after due deliberation and sufficient cause appearing therefore;

FINDINGS

IT IS HEREBY FOUND that:

A. Definitions. All capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan.

B. Notice of Confirmation Hearing. Notice of the Confirmation Hearing and the relevant deadlines for submission of objections and ballots, as prescribed by this Court in the Disclosure Statement Order and subsequent orders of this Court, have been provided, as more fully reflected in the relevant affidavits of service filed herein, and such notice is adequate and sufficient pursuant to section 1128 of the Bankruptcy Code, Bankruptcy Rules 2002(b) and 3020(b) and other applicable law and rules.

C. Transmission of Ballots. Ballots were transmitted to holders of Claims in Classes eligible to vote on the Plan in accordance with the Disclosure Statement Order.

D. Good Faith Solicitation. The Debtors solicited votes for the Plan in good faith and in a manner consistent with the Bankruptcy Code and the Bankruptcy Rules.

E. Ballot Certification (Bankruptcy Rule 3018). The Ballot Certification provided by DRC is consistent with Bankruptcy Rule 3018.

F. Proper Classification (11 U.S.C. §§ 1122(a), 1123(a)(1)). The classification scheme of Claims and Equity Interests under the Plan is reasonable. Claims or Equity Interests in each Class are substantially similar to other Claims or Equity Interests in such Class and the Plan satisfies the requirements of section 1122(a) of the Bankruptcy Code. Administrative Expense Claims, Priority Tax Claims and Professional Fee Claims have not been classified and are excluded from the Classes set forth in the Plan. The Plan satisfies the requirements of section 1123(a)(1) of the Bankruptcy Code.

G. Impaired Classes (11 U.S.C. §§ 1123(a)(2)-(3)). The following classes of Claims (the “Voting Classes”) are impaired and entitled to vote under the Plan: Class 3 (DIP Facility Claim), Class 4 (Priority Non-Tax Claims), and Class 5 (General Unsecured Claims). All other Classes of Claims or Equity Interests are either unimpaired under the Plan (Class 1 (Other Secured Claims) and Class 2 (LC Fund Claim)) or deemed to reject the Plan by virtue of receiving no distributions thereunder (Class 6 (Intercompany Claim), Class 7 (Equity Interests in XC), Class 8 (Equity Interest in XSI), and Class 9 (Subordinated Securities Law Claims)). The treatment of Claims and Equity Interests in impaired Classes is specified in section 4 of the Plan, and the Plan satisfies the requirements of sections 1123(a)(2) and 1123(a)(3) of the Bankruptcy Code.

H. Treatment of Claims Within Classes (11 U.S.C. § 1123(a)(4)). The Plan provides for the same treatment for each Claim or Equity Interest of a particular Class, and the Plan satisfies the requirements of section 1123(a)(4) of the Bankruptcy Code.

I. Means for Implementation (11 U.S.C. § 1123(a)(5)). The Plan provides for adequate means for its implementation, and therefore satisfies the requirements of section 1123(a)(5) of the Bankruptcy Code.

J. Non-voting Equity Securities (11 U.S.C. § 1123(a)(6)). Section 5.10 of the Plan provides that the Amended Certificate of Incorporation of Reorganized Xybernaut shall prohibit the issuance of nonvoting equity securities as required by section 1123(a)(6) of the Bankruptcy Code, and the Amended Certificate of Incorporation included in the Plan Supplement includes a provision prohibiting the issuance of non-voting equity securities. Therefore, the Plan satisfies the requirements of section 1123(a)(6) of the Bankruptcy Code.

K. Board of Directors (11 U.S.C. § 1123(a)(7)). The provisions of the Plan with respect to the manner of selection of the officers and directors of the Reorganized Debtors are consistent with the interests of creditors and equity security holders and with public policy, and therefore, the Plan satisfies the requirements of section 1123(a)(7) of the Bankruptcy Code.

L. Compliance with Bankruptcy Code (11 U.S.C. § 1129(a)(1)). The Plan complies with the applicable provisions of the Bankruptcy Code including, without limitation, sections 1122 and 1123 of the Bankruptcy Code. Therefore, the Plan satisfies the requirements of section 1129(a)(1) of the Bankruptcy Code.

M. Compliance with Bankruptcy Rule 3016(a). In addition, in accordance with Bankruptcy Rule 3016(a), the Plan is dated and identified with the names of the Debtors.

N. Debtors’ Compliance with Bankruptcy Code (11 U.S.C. § 1129(a)(2)). The Debtors, as the proponents of the Plan, have complied with the applicable provisions of the Bankruptcy Code including, without limitation, sections 1125 and 1126 of the Bankruptcy Code, and have therefore satisfied the requirements of section 1129(a)(2) of the Bankruptcy Code.

O. Plan Proposed in Good Faith (11 U.S.C. §§ 1129(a)(3)). The Plan has been proposed in good faith and not by any means forbidden by law, and therefore satisfies the requirements of section 1129(a)(3) of the Bankruptcy Code.

P. Payments for Services or Costs and Expenses (11 U.S.C. § 1129(a)(4)). Any payments made or to be made by the Debtors for services or for costs and expenses in, or in connection with, the Debtors’ chapter 11 cases, have been approved by, or are subject to the approval of, this Court as reasonable. Accordingly, the Plan satisfies the requirements of section 1129(a)(4) of the Bankruptcy Code.

Q. Directors and Officers (11 U.S.C. § 1129(a)(5)). In accordance with sections 5.9 and 5.13 of the Plan, on November 20, 2006, the Debtors filed a schedule in the Plan Supplement setting forth the identities of the persons who will continue to serve as the directors and officers of the Reorganized Debtors (the “D&O Schedule”). The appointment or retention of such parties as indicated in the D&O Schedule is consistent with the interests of creditors and equity security holders and with public policy. Accordingly, the Plan satisfies the requirements of section 1129(a)(5)(A) of the Bankruptcy Code.

R. No Rate Changes (11 U.S.C. § 1129(a)(6)). No governmental regulatory commission has jurisdiction over the rates of the Debtors, and no rate changes are proposed in the Plan. Therefore, the requirements contained in section 1129(a)(6) of the Bankruptcy Code have been satisfied.

S. Best Interests of Creditors (11 U.S.C. § 1129(a)(7)). With respect to each impaired Class of Claims against or Equity Interests in the Debtors, each holder of a Claim or Equity Interest of such Class: (a) has accepted the Plan; or (b) will receive or retain under the Plan, on account of such Claim or Equity Interest, property of a value, as of the Effective Date, that is not less than the amount that such holder would so receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. Accordingly, the Plan satisfies the requirements of section 1129(a)(7) of the Bankruptcy Code.

T. Acceptance by Certain Classes (11 U.S.C. § 1129(a)(8)). As evidenced by the Ballot Certification, the Plan has been accepted by Class 3 (DIP Facility Claim), Class 4 (Priority Non-Tax Claims), and Class 5 (General Unsecured Claims) in accordance with section 1126 of the Bankruptcy Code and consistent with Bankruptcy Rule 3018 and the Disclosure Statement Order. Classes 1 and 2 are not impaired under the Plan, and such Classes (and all holders of Claims in such Classes) are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

U. Rejection by Certain Classes. The Plan is deemed rejected, pursuant to section 1126(g) of the Bankruptcy Code, by the members of Classes 6, 7, 8 and 9, who will receive no distributions on account of their Claims or Equity Interests. With respect to each Class of Claims or Equity Interests designated by the Plan, other than Classes 6, 7, 8 and 9, either: (a) such Class has accepted the Plan; or (b) such Class is not impaired under the Plan. Accordingly, the requirements of section 1129(a)(8) of the Bankruptcy Code have been satisfied with respect to all Claims and Equity Interests other than those in Classes 6, 7, 8 and 9. The Plan nevertheless may be confirmed because, as described below, the requirements of section 1129(b) of the Bankruptcy Code are satisfied.

V. Treatment of Administrative and Tax Claims (11 U.S.C. § 1129(a)(9)). Except to the extent that the holder of an Allowed Claim has agreed or will agree to a different treatment of such Claim, the Plan provides that Allowed Administrative Expense Claims, Professional Fee Claims and Priority Tax Claims, respectively, will be treated in accordance with section 1129(a)(9) of the Bankruptcy Code.

W. Acceptance by Impaired Classes (11 U.S.C. § 1129(a)(10)). The Plan has been accepted by at least one impaired Class of Claims which acceptance has been determined without including any acceptance of the Plan by any insider holding a Claim in such Class (namely, Classes 3, 4 and 5). Accordingly, the requirements of section 1129(a)(10) of the Bankruptcy Code are satisfied with respect to the Plan.

X. Feasibility (11 U.S.C. § 1129(a)(11)). The Plan is not likely to be followed by the liquidation or need for further financial reorganization of any Debtor or Reorganized Debtor. Accordingly, the requirements of section 1129(a)(11) of the Bankruptcy Code are satisfied with respect to the Plan.

Y. Payment of Fees (11 U.S.C. § 1129(a)(12)). The fees payable under 28 U.S.C. § 1930 have been paid, and will continue to be paid, as and when due. Accordingly, the Plan satisfies the requirements of section 1129(a)(12) of the Bankruptcy Code.

Z. Continuation of Retiree Benefits (11 U.S.C. § 1129(a)(13)). As set forth in section 8.5 of the Plan, the Debtors have no obligations under any compensation or benefit plan, or otherwise, to pay retiree benefits. The Plan therefore meets the requirements of section 1129(a)(13) of the Bankruptcy Code.

AA. Fair and Equitable; No Unfair Discrimination (11 U.S.C. § 1129(b)). The requirements of section 1129(b) of the Bankruptcy Code are satisfied as to Classes 6, 7, 8, and 9 because (a) there is no Class of Claims or Equity Interests junior to any of such Classes retaining or receiving any property under the Plan, and (b) the Plan is fair and equitable, and does not discriminate unfairly, with respect to such Classes.

BB. Only One Plan (11 U.S.C. § 1129(c). Other than the Plan, no plan has been filed in this case. Accordingly, the requirements of section 1129(c) of the Bankruptcy Code have been satisfied.

CC. Principal Purpose of the Plan (11 U.S.C. § 1129(d)). No party in interest that is a governmental unit has requested that the Court not confirm the Plan on grounds that the principal purpose of the Plan is the avoidance of taxes or the avoidance of the application of section 5 of the Securities Act of 1933, and the principal purpose of the Plan is not such avoidance. Accordingly, the Plan satisfies the requirements of section 1129(d) of the Bankruptcy Code.

DD. Conditions Precedent to Confirmation of the Plan. The conditions precedent to confirmation of the Plan contained in section 9.1 of the Plan are reasonable and have been satisfied.

EE. Good Faith Solicitation (11 U.S.C. § 1125(e)). The Debtors, and ERC and the Creditors Committee to the extent applicable, and each of their respective officers, directors, employees, attorneys, advisors and professionals have acted in good faith and in compliance with the applicable provisions of the Bankruptcy Code, pursuant to section 1125(e) of the Bankruptcy Code, with respect to the administration of the Plan, the solicitation of acceptances with regard thereto and the securities and other property to be distributed thereunder, and are entitled to the exculpation and limitation of liability provisions set forth in section 10.7 of the Plan. Reorganized Xybernaut is the successor to the Debtors within the meaning of sections 1125(e) and 1145(a) of the Bankruptcy Code.

FF. Releases. The releases proposed in favor of third parties under sections 10.6 and 10.8 of the Plan are appropriate and should be approved, as modified by paragraph 23 of this Order. Each of the parties subject to section 10.6 or 10.8 of the Plan has made a substantial contribution to the Debtors’ reorganization. The releases, waivers of claims and related injunctions contained in the Plan with regard to such parties are essential to the Debtors’ reorganization, were fully disclosed, and the Plan has been accepted by substantial majorities in all classes of creditors voting. In addition, the exculpation provisions in section 10.7 of the Plan, as modified by paragraph 25 of this Order, are appropriate and should be approved.

GG. Modification of Plan (11 U.S.C. § 1127(a)). The Plan, to the extent modified prior to confirmation and hereby, satisfies the requirements of section 1127(a) of the Bankruptcy Code and Bankruptcy Rule 3019.

HH. Assumption and Rejection. Section 8 of the Plan, which governs the assumption and rejection of executory contracts and unexpired leases, and the Schedule of Executory Contracts filed as part of the Plan Supplement, satisfy the requirements of section 365 of the Bankruptcy Code.

II. Plan Supplement. The Plan Supplement documents, as filed on November 20, 2006 (and as may be subsequently amended or supplemented), are necessary and appropriate to implement the Plan.

JJ. Satisfaction of Confirmation Requirements. The Debtors have met their burden of proving each of the elements of Bankruptcy Code section 1129 by a preponderance of the evidence, which is the applicable standard.

KK. Retention of Jurisdiction. This Court may properly retain jurisdiction over the matters set forth in section 11 of the Plan and section 1142 of the Bankruptcy Code.

LL. Exemption from Securities Laws. The New Common Stock to be issued pursuant to section 5.6 of the Plan will be issued to ERC in exchange or principally in exchange for a reduction of claims held by ERC against the Debtors in the amount of $952,748.00, representing a portion of the amounts loaned by ERC to the Debtors and used by the Debtors in the ordinary course of business. Section 1145(a) of the Bankruptcy Code is applicable to the issuance of the New Common Stock to be issued pursuant to the Plan.

MM. Exit Facility. The Plan contemplates that the Debtors will enter into the ERC New Credit Agreement with ERC which will provide funding for payments required to be made under the Plan, for working capital and for general corporate purposes of Reorganized Xybernaut following the Effective Date. The Debtors, ERC and their respective advisors have negotiated the terms of the ERC New Credit Agreement with ERC including the Loan and Security Agreement, the Revolving Credit Note, the Term Note and any and all documents related thereto (collectively, the “Exit Financing Documents”) in good faith. The Debtors’ entry into the ERC New Credit Agreement, and the granting of security interests and liens to ERC pursuant thereto, is in the best interests of the Debtors’ estates and creditors and is necessary to the consummation of the Plan.

NN. Alternative Offers. There were no alternative proposals or minimum bids received by the Debtors for purchase of the New Common Stock or funding of the Plan, pursuant to section 5.5 of the Plan and the procedures approved as part of the Disclosure Statement.

OO. Validly Issued and Fully Paid. The New Common Stock, when issued in accordance with section 5.6 of the Plan, will be duly and validly issued and fully paid and non-assessable.

DECREES

IT IS THEREFORE ORDERED, ADJUDGED AND DECREED THAT:

1. Objections. To the extent that any Objections have not been withdrawn prior to entry of this Order, or otherwise resolved as stated on the record of the Confirmation Hearing, or as provided in this Order, all such Objections are hereby overruled.

2. Bankruptcy Rule 7052. The findings of this Court set forth above and the conclusions of law stated herein, and on the record at the Confirmation Hearing, shall constitute findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding by Bankruptcy Rule 9014. To the extent any finding of fact shall be determined to be a conclusion of law, it shall be so deemed, and vice versa.

3. Solicitation. The Plan satisfies section 1125 of the Bankruptcy Code without the need for resolicitation.

4. Confirmation. The Plan, as supplemented by the Plan Supplement, is hereby confirmed pursuant to section 1129 of the Bankruptcy Code.

5. Treatment of Claims and Equity Interests. The treatment of Claims and Equity Interests as provided in the Plan is approved.

6. Exit Facility. The exit financing facility to be provided by ERC (the “Exit Facility”) is approved, and the Debtors or Reorganized Debtors, as applicable, are authorized to execute, deliver and perform their obligations under the Exit Financing Documents, with such changes as may be agreed between the Debtors or Reorganized Debtors, as applicable, and ERC, as necessary or appropriate to effect the Exit Facility in accordance with the Plan. The Exit Financing Documents are approved and shall constitute legal, valid, binding and authorized obligations of the Debtor or Reorganized Debtors, as applicable, enforceable in accordance with their terms. ERC is hereby authorized to file at any time and from time to time such financing statements indicating as collateral all existing or hereafter arising or acquired property and assets of the Reorganized Debtors under the Exit Facility naming ERC, as secured party, and the Reorganized Debtors, as debtor, as ERC may require, together with any amendments or continuations with respect thereto.

7. DIP Facility. Notwithstanding anything to the contrary contained in this Order or the Plan, the claims, liens, interests, rights, priorities, protections and remedies of ERC arising under or in connection with the DIP Order and the postpetition financing facility provided pursuant thereto (the “DIP Facility”) shall extend and continue in full force and effect during the period commencing on the date of this Order through the Effective Date (the “Post Confirmation Period”). Any loans, advances, letter of credit accommodations or other financial or credit accommodations made or provided by ERC to the Debtors at any time during the Post Confirmation Period shall be fully protected and entitled to all of the rights, claim priorities, liens, remedies and protections afforded under the DIP Facility and the DIP Order. As of and after the Effective Date, any and all loans, advances, financial accommodations, borrowings and obligations outstanding under the DIP Facility shall continue in effect and constitute legal, valid, and binding and enforceable obligations on and after the Effective Date and be assumed by the Reorganized Debtors. The amount of the DIP Facility Claim as of December 1, 2006, is approximately $4,475,086, of which amount (x) $952,748 will be exchanged for the New Common Stock and (y) $448,924 will be converted to an outstanding obligation under the ERC Revolving Credit Loan. The security interests and liens in favor of ERC, in its capacity as lender under the DIP Facility, granted by the DIP Order and the loan documents governing the DIP Facility (which shall be deemed to be amended and restated to reflect the provisions of this Order) shall continue in full force and effect in favor of ERC as lender under the DIP Facility and shall not be discharged, released, terminated or otherwise impaired in any way as a result of, among other things, the entry of this Order, the occurrence of the Confirmation Date or the occurrence of the Effective Date.

8. Exit Financing Documents. The Reorganized Debtor is authorized to enter into the Exit Financing Documents and perform all of its obligations under the Exit Financing Documents. On the Effective Date, the Reorganized Debtor shall enter into the Exit Financing Documents. Pursuant to Bankruptcy Code section 1142(b), and without further action by the Bankruptcy Court or by the shareholders and directors of the Reorganized Debtor, the Reorganized Debtor shall be authorized to (a) enter into the Exit Financing Documents, (b) perform all of its obligations under the DIP Facility, as amended and restated by the provisions of this Order, and (c) execute and deliver all documents, agreements and instruments necessary or appropriate to enter into and perform all obligations under the Exit Financing Documents, and to take all other actions and execute, deliver, record and file all such other agreements, documents, instruments, financing statements, releases, applications, registration statements, reports and any changes, additions and modifications thereto in connection with the consummation of the transactions contemplated by the Exit Financing Documents, including, without limitation, the making of such filings or the recording of such liens and security interests, as may be required by the Exit Financing Documents and/or as ERC may determine or require in its discretion.

9. Authorization of the GUC Subordinated Plan Note and GUC Distribution Agreement.

(a) Reorganized Xybernaut is authorized to execute and deliver the GUC Subordinated Plan Note without the need for any further corporate action or court order, all on the terms provided in and in accordance with the GUC Subordinated Plan Note contained in the Plan Supplement. Howard S. Cohen, solely in his capacity as unsecured creditor representative, and not in his individual capacity, is hereby appointed as agent of the holders of the Allowed General Unsecured Claims, and is authorized to execute the GUC Subordinated Plan Note on behalf of the holders of the Allowed General Unsecured Claims, all in accordance with the terms of the Plan, this Order, and the GUC Subordinated Plan Note. The parties are authorized to make agreed non-material changes to the provisions of the GUC Subordinated Plan Note without further order of the court.

(b) Howard S. Cohen is the GUC Representative as set forth in Plan and the Plan Documents.  Reorganized Xybernaut is authorized to execute and deliver the GUC Distribution Agreement without the need for any further corporate action or court order, all on the terms provided in and in accordance with the Plan and the GUC Distribution Agreement. As GUC Representative, Mr. Cohen is authorized to execute and deliver the GUC Distribution Agreement without the need for any further action or court order, all on the terms provided in and in accordance with the Plan and the GUC Distribution Agreement. As GUC Representative, Mr. Cohen is further authorized to take such actions to implement the GUC Distribution Agreement and its terms in accordance with the Plan.  The parties to the GUC Distribution Agreement are authorized to make agreed non-material changes to the provisions of the GUC Distribution Agreement without further order of the court.

10. The Litigation Fund. On the Effective Date, the Litigation Fund shall be established as a segregated Reorganized Xybernaut deposit account to receive and administer any and all net proceeds of Third Party Claims, as set forth in section 5.2 of the Plan. The Debtors, the Post-Effective Date Creditors Committee and the GUC Representative are hereby authorized to negotiate and enter into the Joint Litigation Agreement also referenced in section 5.2 of the Plan.

11. The IP Assets. As set forth in section 5.3 of the Plan, Reorganized Xybernaut shall continue to entertain and actively consider presented expressions of interest and/or bids for its IP Assets, which Reorganized Xybernaut may or may not pursue, in the exercise of its reasonable and good faith business judgment, and may determine to monetize the IP Assets, which may include one or more private sales, licensing agreements, or prosecution of infringement claims.

12. Cancellation of Existing Securities and Agreements. On the Effective Date, except as otherwise provided in the Plan, the Plan Documents or this Order, or under the terms of the documents evidencing the DIP Facility Claim and the terms of the DIP Order, all of the agreements, instruments, and other documents evidencing the rights of any holder of a Claim or Equity Interest against the Debtors, including options or warrants to purchase Equity Interests, unvested common stock Equity Interests, any agreement obligating the Debtors to issue, transfer, or sell Equity Interests or any other capital stock of the Debtors, and any note, bond, agreement or other instrument or document evidencing or creating any indebtedness or obligation of any Debtor, shall be deemed cancelled, extinguished and of no force or effect.

13. Issuance of New Common Stock. On the Effective Date, Reorganized Xybernaut is authorized to issue the New Common Stock to ERC in accordance with section 5.6 of the Plan, without the need for any further corporate action.

14. Substantive Consolidation. The Estates of XC and XSI shall be deemed to be substantively consolidated for all purposes, as set forth in section 5.7 of the Plan.

15. Merger. On the Effective Date, XSI will merge with and into XC as set forth in section 5.8 of the Plan, with XC being the surviving corporation, without the need for further action by the Debtors or their shareholders. All executory contracts assumed by XSI shall be deemed to be assigned to and assumed by XC.

16. Amended Certificate of Incorporation. Reorganized Xybernaut shall file the amended certificate of incorporation with the Secretary of State in the State of Delaware. Such amended certificate of incorporation shall prohibit the issuance of nonvoting equity securities, as required by sections 1123(a) and (b) of the Bankruptcy Code, subject to further amendment as permitted by applicable law and shall be deemed to comply with the applicable provisions of the Bankruptcy Code.

17. Adoption of Amended Bylaws. The Amended Bylaws shall be deemed adopted by the Board of Directors as of the Effective Date without any further action and shall be deemed to comply with the applicable provisions of the Bankruptcy Code.

18. Officers and Directors. The officers and directors of Reorganized Xybernaut as of the Effective Date have been properly identified in the Plan Supplement, and Reorganized Xybernaut may thereafter elect the Board of Directors in accordance with the Amended Certificate of Incorporation and Amended Bylaws and applicable non-bankruptcy law.

19. Exemption from Securities Laws. The issuance of the New Common Stock pursuant to the Plan shall be exempt from any securities laws registration requirements pursuant to section 1145 of the Bankruptcy Code.

20. Discharge of Claims and Termination of Equity Interests. Except as otherwise provided herein or in the Plan, the Plan Documents, or under the terms of the documents evidencing the DIP Facility Claim and the terms of the DIP Order, upon the Effective Date, the rights afforded in the Plan and the payments and distributions to be made hereunder shall discharge the Debtors from all existing debts and Claims, and terminate all Equity Interests of any kind, nature, or description whatsoever against or in the Debtors or any of their assets or properties to the fullest extent permitted by section 1141 of the Bankruptcy Code. Except as otherwise provided herein or in the Plan, the Plan Documents, or under the terms of the documents evidencing the DIP Facility Claim and the terms of the DIP Order, upon the Effective Date, all existing Claims against the Debtors and Equity Interests in the Debtors, shall be, and shall be deemed to be, discharged and terminated, and all holders of Claims and Equity Interests shall be precluded and enjoined from asserting against the Reorganized Debtors, or any of their assets or properties, any other or further Claim or Equity Interest based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date, whether or not such holder has filed a proof of claim or proof of Equity Interest.

21. Discharge of Debtors. Upon the Effective Date and in consideration of the distributions to be made under the Plan, except as otherwise provided in the Plan, the Plan Documents, or this Order, or under the terms of the documents evidencing the DIP Facility Claim and the terms of the DIP Order, each holder (as well as any trustees and agents on behalf of each holder) of a Claim or Equity Interest and any affiliate of such holder shall be deemed to have forever waived, released, and discharged the Debtors, to the fullest extent permitted by section 1141 of the Bankruptcy Code, of and from any and all Claims, Equity Interests, rights, and liabilities that arose prior to the Effective Date, whether or not (a) a proof of Claim based on such Claim was filed or deemed filed under section 501 of the Bankruptcy Code, or such Claim was listed on the Schedules of the Debtors, (b) such Claim is or was Allowed under section 502 of the Bankruptcy Code, or (c) the holder of such Claim has voted on or accepted the Plan. Except as specifically provided in the Plan to the contrary, the rights that are provided in the Plan shall be in complete satisfaction, discharge and release of all Claims against, Liens on, and Equity Interests in the Debtors and Reorganized Xybernaut or the assets and properties of the Debtors and Reorganized Xybernaut. As of the Effective Date, except as provided in the Plan, the Plan Documents or this Order, or under the terms of the documents evidencing the DIP Facility Claim and the terms of the DIP Order, all Persons shall be enjoined from asserting against the Debtors and Reorganized Xybernaut any other or further Claims, debts, rights, causes of action, liabilities or equity interests based on any act, omission, transaction or other activity of any nature that occurred prior to the Effective Date. In accordance with the foregoing, this Order shall be a judicial determination of discharge of all liabilities to the Debtors, subject to the occurrence of the Effective Date, and any such discharge shall void any judgment obtained against the Debtors or Reorganized Xybernaut at any time, to the extent such judgment relates to a discharged Claim or terminated Equity Interest.

22. Revesting of Property in the Reorganized Debtor; Release of Liens. Except as otherwise specifically provided in this Order, the Plan or the Plan Documents, or under the terms of the documents evidencing the DIP Facility Claim and the terms of the DIP Order, pursuant to 11 U.S.C. 1141(b), all property of the bankruptcy estates, including but not limited to any Net Operating Losses (NOL’s) shall be vested in Reorganized Xybernaut. Further, except as otherwise specifically provided in the Plan, or the Plan Documents, (i) each holder of: (a) any Claim that is purportedly secured; and/or (b) any judgment, personal property or ad valorem tax, mechanics’ or similar lien Claim, in each case regardless of whether such Claim is an Allowed Claim, shall, on or immediately before the Effective Date and regardless of whether such Claim has been scheduled or proof of such Claim has been filed: (y) turn over and release to the Estates or the Reorganized Debtors, as the case may be, any and all property of a Debtor or Estate that secures or purportedly secures such Claim, or such lien and/or Claim shall automatically, and without further action by the Debtors, the Estates or the Reorganized Debtors, be deemed released; and (z) execute such documents and instruments as the Reorganized Debtors require to evidence such Claim holder’s release of such property or lien, and if such holder refuses to execute appropriate documents or instruments, the Debtors, the Estates or the Reorganized Debtors (as applicable) may, in their discretion, file a copy of the Confirmation Order in the appropriate recording office, which shall serve to release any Claim holder’s rights in such property; and (ii) on the Effective Date, all right, title and interest in such property shall revert or be transferred to Reorganized Xybernaut, as applicable, free and clear of all Claims and interests, including, without limitation, liens, escrows, charges, pledges, encumbrances and/or security interests of any kind.

23. Releases of Officers and Directors. In consideration of the efforts expended and to be expended by Perry L. Nolen, Edward Maddox, Gary Engle, Thomas W. Goodwin, Marc Ginsberg, William G.T. Tuttle, Alan Merten and Harry E. Soyster (the “Released Officers and Directors”) in conjunction with their operational and financial restructuring during the Reorganization Cases, on the Effective Date, the Debtors and Reorganized Debtors will automatically release and will be deemed to release any and all claims (including any claims arising out of any alleged fiduciary or other duty) that they have or may have against any of the Released Officers and Directors in their capacities as officers and directors, arising or based upon any actions, conduct or omissions occurring from April 20, 2005 through and including the Effective Date, excluding willful misconduct, fraud, recklessness, or gross negligence; provided that, with the exception of the Released Officers and Directors, the Plan or this Order shall not be deemed to release any claims under any insurance policy. To the full extent permitted by applicable law, each holder of a Claim (whether or not Allowed) against or Equity Interest in a Debtor shall be enjoined from commencing or continuing any action, employment of process or act to collect, offset or recover and shall be deemed to release any Claim against the Released Officers and Directors occurring or arising from April 20, 2005 through and including the Effective Date, excluding willful misconduct, fraud, recklessness, or gross negligence.

24. Releases of ERC. Upon the Effective Date and from and after the Effective Date, for good and valuable consideration, the adequacy of which is hereby confirmed, ERC and each of its current and former members, officers, directors, agents, financial advisors, attorneys, employees, affiliates and representative (collectively, the “ERC Releasees”), shall be released by the Debtors, Reorganized Xybernaut, each holder of a Claim (whether or not asserted or Allowed), each holder of an Equity Interest, and additionally each Person participating in distributions under the Plan (whether or not a holder of a Claim), and each of their respective current and former agents, financial advisors, attorneys, employees, equityholders, partners, affiliates and representatives (collectively, the “Releasors”), from any and all claims (as defined in Section 101(5) of the Bankruptcy Code), obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law or in equity or otherwise that any of the Releasors are entitled to assert against any of the ERC Releasees (or any of their respective predecessors, successors and assigns) based in whole or in part upon any act or omission, transaction, agreement, event or occurrence taking place on or before the Effective Date in any way relating to the Debtors, the Reorganization Cases, the DIP Facility Claim, or the Plan or Plan Documents; provided, however, that ERC shall not be released from its obligations under the Plan and the Plan Documents.

25. Exculpation. Except with respect to obligations under the Plan, the Plan Documents, or this Order, on and after the Effective Date, neither the Debtors, the Creditors’ Committee, the Equity Committee, ERC, nor any of their respective agents or professionals (with the exception of the Debtors’ former investment banker and consultant Intellectual Property Innovations, Inc.), as well as the Debtors’ employees, officers and directors who held such positions after the Commencement Date solely in their capacity as such, shall have or incur any liability to the Debtors or the Reorganized Debtor for any act or omission after the Commencement Date, arising out of the Reorganization Cases, the confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or property to be distributed pursuant to the Plan, except for willful misconduct, fraud, recklessness or gross negligence.

26. Reservation of Rights and Claims. Notwithstanding the foregoing releases and exculpation, Reorganized Xybernaut reserves all rights and claims against all persons and parties not specifically identified in the foregoing releases and exculpations as released and/or exculpated parties. Without limiting the generality of the foregoing, Reorganized Xybernaut specifically reserves all rights and claims as against all of the third parties identified in Section III(E)(2) of the approved Disclosure Statement herein. Nothing contained in this Order shall be construed as a release or exculpation, directly or indirectly, of the third parties identified in Section III(E)(2) of the approved Disclosure Statement in this case.

27. Assumption of Executory Contracts and Unexpired Leases. In accordance with sections 365(a) and 1123(b)(2) of the Bankruptcy Code, all executory contracts and unexpired leases of the Debtors are deemed rejected by the Debtors as of the Effective Date, except for any executory contract or unexpired lease (i) that has been assumed by the Debtors pursuant to Final Order of the Bankruptcy Court; (ii) as to which a motion for approval of the assumption of such executory contract or unexpired lease has been filed and served prior to the Effective Date; or (iii) that is set forth in the Schedule of Executory Contracts to be Assumed contained in the Plan Supplement. The assumption of the executory contracts set forth on the Schedule of Executory Contracts to be Assumed, filed by the respective Debtors, is hereby approved as of the Effective Date. The Debtors reserve the right, on or prior to the Effective Date, to amend the Schedule of Executory Contracts to be Assumed to delete any executory contract or unexpired lease therefrom, thus providing for its rejection, or to add any executory contract or unexpired lease thereto, thus providing for its assumption.

28. Cure of Defaults Relating to Assumed Executory Contracts. The amount necessary to cure each executory contract to be assumed, as identified on the Schedule of Executory Contracts to be Assumed, shall be paid to the other party to such assumed executory contract within thirty (30) days after the Effective Date. To the extent that any party objects to or disagrees with the nature or amount of any cure, then such party shall file an objection to the cure amount within twenty (20) days of the Effective Date and serve such objection on the Reorganized Debtors. If an objection is filed with respect to the cure amount, the Bankruptcy Court will hold a hearing to determine the amount of the disputed cure amount, unless otherwise resolved by the parties.

29. Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected by Operation of the Plan. Claims arising out of the rejection of any executory contract or unexpired lease pursuant to Section 8 of the Plan must be filed with the Claims Agent and served upon the Debtors, or on and after the Effective Date, on the Reorganized Debtors, no later than 30 days after the later date of (i) notice of entry of an order approving the rejection of such executory contract or unexpired lease, (ii) notice of entry of the Confirmation Order, and (iii) notice of an amendment to the Schedule of Executory Contracts to be Assumed. All claims not filed within such time will forever be barred from being asserted against the Debtors, their bankruptcy Estates, Reorganized Xybernaut, and its property.

30. Record Date. As of the close of business on the Record Date, the Official claims register will be closed and there will be no further changes in the record holder of any Claim or Interest. The Debtors and Reorganized Debtors will have no obligation to recognize any transfer of any Claim or Interest occurring after the Record Date. The Reorganized Debtors are authorized and entitled to recognize and deal for all purposes under the Plan with only those record holders stated on the claims register and equity register and other registers as of the close of business on the Record Date.

31. Post-Effective Date Creditors Committee: GUC Representative. Pursuant to section 12.2 of the Plan, the Post-Effective Date Creditors’ Committee is a reconstitution of the existing Creditors’ Committee and shall continue to employ its existing counsel. The members of the Creditors’ Committee, which are not members of the Post-Effective Date Creditors’ Committee, are discharged in full from all duties, obligations, requirements, and authority relating to the Creditors’ Committee and the Reorganization Cases on the Effective Date. The GUC Representative shall report to the Post-Effective Date Creditors’ Committee and shall be subject to all duties and exercise all powers stated in the GUC Distribution Agreement, which is contained in the Plan Supplement. The Post-Effective Date Creditors’ Committee shall dissolve upon the final distribution from the GUC Distribution Fund by the GUC Representative.

32. Date of Distributions. Any distributions and deliveries to be made under the Plan shall be made as provided in the Plan. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on or as soon as reasonably practicable after the next succeeding Business Day, but shall be deemed to have been completed as of the required date.

33. Setoff. The Debtors and the Reorganized Debtors may, but shall not be required to, set off against any Claim, any claims of any nature whatsoever that any of the Debtors, the Estates or the Reorganized Debtors may have against the holder of such Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or Reorganized Debtors of any such Claim any of the Debtors, the Estates, or the Reorganized Debtors may have against the holder of such Claim.

34. Disputed Claims. If any portion of a Claim is a Disputed Claim, no payment or distribution provided hereunder shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

35. Preservation of Insurance. The discharge and release of the Debtors as provided in this Plan shall not diminish or impair the enforceability of any Insurance Policies that may cover Claims against any Debtor or any other Person.

36. Dissolution of Equity Committee. The Equity Committee shall dissolve on the Effective Date.

37. Effective Date. The Effective Date shall be the first Business Day on which (i) no stay of this order is in effect; and (ii) all conditions specified in section 9.2 of the Plan have been satisfied, or waived in accordance with section 9.3 of the Plan.

38. Substantial Consummation. On the Effective Date, the Plan shall be deemed to be substantially consummated pursuant to sections 1101 and 1127(b) of the Bankruptcy Code.

39. Pending Effective Date. As of the Confirmation Date, but subject to the occurrence of the Effective Date:

(a) Term of Injunctions or Stays. Unless otherwise provided, all injunctions or stays provided for in these Reorganization Cases under sections 105 and 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, will remain in full force and effect until the Effective Date;

(b) Injunction Against Interference With Plan. All holders of Claims and Equity Interests and other parties in interest, along with their respective present or former affiliates, employees, agents, officers, directors, or principals, shall be enjoined from taking any actions to interfere with the implementation or consummation of the Plan; and

(c) Injunction. Except as otherwise provided in the Plan, the Plan Documents or this Order, as of the Confirmation Date, but subject to the occurrence of the Effective Date, all Persons who have held, hold or may hold Claims against or Equity Interests in any of the Debtors or the Estates are, with respect to any such Claims or Interests, permanently enjoined from and after the Confirmation Date from: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting the Debtors, the Estates or the Reorganized Debtors or any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons, or any property of any such transferee or successor; (ii) enforcing, levying, attaching (including, without limitation, any pre-judgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, of any judgment, award, decree or order against the Debtors, the Estates or the Reorganized Debtors or any of their property, or any direct or indirect transferee of any property of, or direct or indirect successor in interest to, any of the foregoing Persons, or any property of any such transferee or successor; (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any encumbrance of any kind against the Debtors, the Estates or the Reorganized Debtors or any of their property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons; (iv) asserting any right of setoff, subrogation, or recoupment of any kind, directly or indirectly, against any obligation due the Debtors, the Estates or the Reorganized Debtors, any of their property, or any direct or indirect transferee of any property of, or successor in interest to, any of the foregoing Persons; and (v) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan to the full extent permitted by applicable law.

40. Actions Necessary to Effectuate Plan. Each of the Debtors and Reorganized Xybernaut shall be authorized to execute, deliver, file or record the Plan Supplement documents and such other documents, contracts, instruments, releases, and other agreements and take such other action as may be necessary to effectuate and further evidence the terms and conditions of the Plan and this Order. To the extent permitted by applicable law, no action of the directors or stockholders of the Debtors or Reorganized Xybernaut is required to authorize them to engage in any of the activities set forth in the preceding sentence or as otherwise contemplated by the Plan or this Order or in furtherance thereof and such activities shall be, and hereby are, authorized and approved. The Debtors or Reorganized Xybernaut may file a copy of this Order in lieu of any amendment, release, termination or other document required to effectuate the terms and conditions of the Plan or this Order and the clerk of any court or political subdivision is directed to file such copy in lieu thereof. The amended certificate of incorporation and the amended bylaws of Reorganized Xybernaut shall be deemed to authorize the effectuation of the provisions of the Plan without any further action by the stockholders or the directors of the Debtors or Reorganized Xybernaut.

41. Professional Fee Claims. All Persons seeking an award by this Court of a Professional Fee Claim incurred through and including the Effective Date, shall, unless otherwise ordered by this Court: (i)  file their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred through the Effective Date, by the date that is no later than forty-five (45) days after the Effective Date; and (ii) be paid in such amounts as are approved by this Court and pursuant to the terms of the Plan.

42. Retention of Jurisdiction. On and after the Effective Date, this Court shall retain jurisdiction over all matters set forth herein and in section 11 of the Plan.

43. Plan Modifications. So long as such action does not materially and adversely affect the treatment of holders of Claims or Equity Interests pursuant to the Plan, the Debtors and/or Reorganized Xybernaut may institute proceedings in this Court to remedy any defect or omission or reconcile any inconsistencies in the Plan or this Order, with respect to such matters as may be necessary to carry out the purposes and effects of the Plan.

44. Technical Modifications. Prior to the Effective Date, the Debtors may make appropriate technical adjustments and modifications to the Plan and the Plan Supplement documents, without further order or approval of this Court, provided that such technical adjustments and modifications shall be made upon prior notice to ERC and the Creditors’ Committee or are consented to by such parties, and do not adversely affect in a material way the treatment of holders of Claims or Equity Interests. The Plan is technically modified hereby upon consent of ERC and the Creditors’ Committee as follows:

(a) Section 5.2(a)(iii) shall be amended and restated as follows:

Any proposed settlement of any Third Party Claim shall be communicated to the Steering Committee, and if all members of such Committee unanimously agree to any proposed settlement of the Third Party Claim, then any such settlement can be consummated without Bankruptcy Court approval. If there is majority but not unanimous consent to any such proposed settlement, then Bankruptcy Court approval of the proposed settlement, pursuant to Bankruptcy Rule 9019, shall be required.  If the Steering Committee rejects any proposed settlement of the Third Party Claim, then Reorganized Xybernaut may neither consummate such settlement nor seek Bankruptcy Court approval of such settlement pursuant to Bankruptcy Rule 9019.

(b) Section 11 shall be amended as follows, adding a new subparagraph (o):

To review any matter relating to the Joint Litigation Agreement and the Steering Committee.

45. Exemption from Transfer Taxes. Pursuant to section 1146(c) of the Bankruptcy Code, any transfers (i) from the Debtors to any Person pursuant to the Plan or (ii) from any other Person pursuant to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment. Such exemption specifically applies, without limitation, to all documents necessary to evidence and implement the provisions of and the distributions to be made under the Plan, including the amended certificate of incorporation, the amended bylaws, the ERC New Credit Agreement, the maintenance or creation of security therein as contemplated by the ERC New Credit Agreement and the Exit Financing Documents, and the transfer of assets and interests to the Reorganized Debtors pursuant to the merger of the Debtors provided for in the Plan.

46. Notice of Entry of this Order. The Debtors or their authorized agent(s) shall serve a notice of entry of this Order, as provided in Bankruptcy Rule 2002(f)(7), to all creditors and equity security holders of the Debtors previously served with notice of the Confirmation Hearing within ten (10) business days after the date of entry of this Order. Such notice satisfies the requirements of Bankruptcy Rules 2002 and 3020(c).

47. Notice of Occurrence of Effective Date. The Debtors or their authorized agent(s) shall serve a notice of the occurrence of the Effective Date of the Plan to all creditors and equity security holders of the Debtors previously served with notice of the Confirmation Hearing within ten (10) business days after the Effective Date. Such Notice shall include the bar date for contract rejection damage claims.

48. Combined Notices. To the extent practicable, the notices required in the preceding paragraphs may be combined into one notice.

49. Consummation of Plan. Bankruptcy Rule 3020(e) shall not apply to this Order and the Debtors are authorized to consummate the Plan immediately upon entry of this Order.

50. Conflicts. To the extent this Order and/or the Plan conflicts with: (i) the Disclosure Statement; (ii) any other agreement entered into between the Debtors and any party; or (iii) other orders of the Court, the Plan controls the Disclosure Statement and any such agreements or prior orders, and this Order controls the Plan.

51. Reference to Plan. Failure specifically to include or reference particular sections or provisions of the Plan or any related agreement in this Order shall not diminish or impair the effectiveness of such sections or provisions, it being the intent and the order of the Court that the Plan be confirmed and such related agreements be approved in their entirety.

52. Acts Performed Under the Plan. Unless the Plan provides expressly for a specific time within which an action is to be taken, all actions to be performed pursuant to the provisions of the Plan on the Effective Date shall be timely if performed as reasonably practicable after the Effective Date as possible.

53. Plan Documents. The Plan Documents, and documents related thereto, are hereby approved and the Debtors and Reorganized Xybernaut are authorized to enter into, execute and deliver all such documents. The Debtors may amend, revise or supplement the Plan Documents at any time before the Effective Date, or any such later date as may be permitted by the Plan, the Plan Documents or order of this Court.

54. Reversal. If any or all of the provisions of this Confirmation Order are hereafter reversed, modified or vacated by subsequent order of the Court or any other court, in the absence of a stay of the Confirmation Order, such reversal, modification or vacatur shall not affect the validity of the acts or obligations incurred or undertaken in good faith under or in connection with the Plan prior to the Debtors’ receipt of written notice of any such order. Notwithstanding any such reversal, modification or vacatur of this Confirmation Order, in the absence of a stay of the Confirmation Order, any such act or obligation incurred or undertaken in good faith pursuant to, and in reliance on, this Confirmation Order prior to the effect date of such reversal, modification or vacatur shall be governed in all respects by the provisions of this Confirmation Order and the Plan or any amendments or modifications thereto.

Dated:	Alexandria, Virginia December 5, 2006

/s/ Robert G. Mayer

HONORABLE ROBERT G. MAYER

UNITED STATES BANKRUPTCY JUDGE

WE ASK FOR THIS:

David I. Swan, Esq.
MCGUIREWOODS LLP
1750 Tysons Boulevard
Suite 1800
McLean, Virginia 22102-4215
703-712-5000

• and –

/s/ John H. Maddock III

John H. Maddock III, Esq.
MCGUIREWOODS LLP
One James Center
901 East Cary Street
Richmond, Virginia 23219-4030
804-775-1000

Counsel to the Debtors and Debtors-in-Possession